Free Writing Prospectus pursuant to Rule 433 dated May 17, 2023 / Registration Statement No. 333-269296

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

GS Finance Corp.

Jump Securities with Auto-Callable Feature Based on the Value of the S&P 500® Index due June 1, 2029 Principal At Risk Securities

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated May 17, 2023, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying index:	S&P 500® Index (Bloomberg symbol, “SPX Index”)
Pricing date:	expected to price on or about May 26, 2023
Original issue date:	expected to be June 1, 2023
Call observation dates:	as set forth under “Call observation dates” below
Call payment dates:	as set forth under “Call payment dates” below
Valuation date:	expected to be May 29, 2029
Stated maturity date:	expected to be June 1, 2029
Automatic call feature:

if, as measured on any call observation date, the index closing value is greater than or equal to the initial index value, your securities will be automatically called and you will receive for each $1,000 principal amount an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the call premium amount applicable to the corresponding call observation date. No payments will be made after the call payment date.

Payment at maturity:

if the final index value is greater than or equal to the initial index value, (i) $1,000 plus (ii) the product of $1,000 times the maturity date premium amount; or

if the final index value is less than the initial index value, the product of $1,000 times the index performance factor

This amount will be less than the stated principal amount of $1,000 and could be zero.

Initial index value:	the index closing value on the pricing date
Final index value:	the index closing value on the valuation date
Call premium amount:	with respect to any call observation date, the applicable call premium amount set forth under “Call premium amount” below
Maturity date premium amount (set on the pricing date):	at least 52.20%
Index performance factor:	the final index value / the initial index value
CUSIP / ISIN:	40057RX29 / US40057RX297
Estimated value range:	$880 to $940 (which is less than the original issue price; see the accompanying preliminary pricing supplement)

Call observation dates	Call payment dates	Call premium amount
June 4, 2024	June 7, 2024	at least 8.70%
August 26, 2024	August 29, 2024	at least 10.875%
November 26, 2024	December 2, 2024	at least 13.05%
February 26, 2025	March 3, 2025	at least 15.225%
May 27, 2025	May 30, 2025	at least 17.40%
August 26, 2025	August 29, 2025	at least 19.575%
November 26, 2025	December 2, 2025	at least 21.75%
February 26, 2026	March 3, 2026	at least 23.925%
May 26, 2026	May 29, 2026	at least 26.10%
August 26, 2026	August 31, 2026	at least 28.275%
November 27, 2026	December 2, 2026	at least 30.45%
February 26, 2027	March 3, 2027	at least 32.625%
May 26, 2027	June 1, 2027	at least 34.80%
August 26, 2027	August 31, 2027	at least 36.975%
November 26, 2027	December 1, 2027	at least 39.15%
February 28, 2028	March 2, 2028	at least 41.325%
May 26, 2028	June 1, 2028	at least 43.5%
August 28, 2028	August 31, 2028	at least 45.675%
November 27, 2028	November 30, 2028	at least 47.85%
February 26, 2029	March 1, 2029	at least 50.025%

Hypothetical Payment Amount At Maturity*
The Securities Have Not Been Automatically Called
Hypothetical Final Index Value (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity if the Securities Have Not Been Automatically Called on a Call Observation date (as Percentage of Stated Principal Amount)
200.000%	152.200%
150.000%	152.200%
125.000%	152.200%
110.000%	152.200%
105.000%	152.200%
100.000%	152.200%
99.999%	99.999%
90.000%	90.000%
80.000%	80.000%
60.000%	60.000%
50.000%	50.000%
30.000%	30.000%
25.000%	25.000%
0.000%	0.000%
*assumes a maturity date premium amount of 52.20%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the securities and certain risks.

About Your Securities

The amount that you will be paid on your securities is based on the performance of the S&P 500® Index. The securities may be automatically called on any call observation date.

Your securities will be automatically called if the index closing value on any call observation date is greater than or equal to its initial index value, resulting in a payment on the applicable call payment date equal to (i) the principal amount of your securities plus (ii) such principal amount times the call premium amount applicable to such call observation date. No payments will be made after the call payment date.

At maturity, if not previously called, (i) if the final index value is greater than or equal to its initial index value, the return on your securities will be positive and equal to at least 52.20% (set on the pricing date); or (ii) if the final index value on the valuation date is less than its initial index value, you will receive a payment at maturity based on the index performance factor. You will not participate in any appreciation of the underlying index.

The securities are for investors who seek a return of between at least 8.70% and at least 52.20%, depending on if and when their securities are automatically called, in exchange for the risk of losing all or a portion of the principal amount of their securities if the securities remain outstanding to maturity.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 33, general terms supplement no. 8,999 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 33, general terms supplement no. 8,999  and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 33, general terms supplement no. 8,999 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•	Preliminary pricing supplement dated May 17, 2023
•	General terms supplement no. 8,999 dated February 13, 2023
•	Underlier supplement no. 33 dated February 23, 2023
•	Prospectus supplement dated February 13, 2023
•	Prospectus dated February 13, 2023

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 8,999, accompanying underlier supplement no. 33, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 33, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying indexes to which your securities are linked. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪	You May Lose Your Entire Investment in the Securities
▪	The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date, as the Case May Be, Will Be Capped
▪	Your Securities Are Subject to Automatic Redemption
▪

The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date is Not Linked to the Index Closing Value at Any Time Other Than on the Applicable Call Observation Date or the Valuation Date, as the Case May Be

▪	The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlying Index Stocks
▪

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

▪	The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
▪	Your Securities May Not Have an Active Trading Market
▪	If the Value of the Underlying Index Changes, the Market Value of Your Securities May Not Change in the Same Manner
▪	Investing in the Securities is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock
▪	We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price
▪

If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

Risks Related to Conflicts of Interest

▪	Other Investors May Not Have the Same Interests as You
▪

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities

Additional Risks Related to the Underlying Index

▪

The Policies of the Underlying Index Publisher and Changes That Affect the Underlying Index or the Underlying Index Stocks Comprising the Underlying Index Could Affect the Payment at Maturity and the Market Value of the Securities

Risks Related to Tax

▪	The Tax Consequences of an Investment in Your Securities Are Uncertain

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the securities and certain risks.

▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,999:

Risks Related to Structure, Valuation and Secondary Market Sales

▪	Past Performance is No Guide to Future Performance
▪	The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪	The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

▪	Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

▪

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction

▪	The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪	Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factor is discussed in greater detail in the accompanying underlier supplement no. 33:

Additional Risks Relating to Securities Linked to Underliers that are Equity Indices

▪	If Your Securities Are Linked to an Equity Index, Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock
▪	Comprises the Applicable Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in
▪	Business With, the Applicable Underlier Sponsor or the Issuers of the Underlier Stocks, There Is No Affiliation Between the Issuers of the Underlier
▪	Stocks or Such Underlier Sponsor and Us

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪	The Return on Indexed Notes May Be Below the Return on Similar Securities
▪	The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪	An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪	We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪	Information About an Index or Indices May Not Be Indicative of Future Performance
▪	We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪	The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪	The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the securities and certain risks.

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the securities and certain risks.